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EXHIBIT 21.0 SUBSIDIARIES OF THE REGISTRANT


DIVERSIFIED DATA PRODUCTS, INC.
Incorporated in the state of Michigan

DIVERSIFIED DATA PRODUCTS (U.K.) LIMITED
Incorporated in England

COMPASS EXPORT MARKETING (OVERSEAS) LIMITED
Incorporated in the British Virgin Islands

FORCE 4 D.P. SUPPLIES, INC.
Incorporated in the state of Oregon

NTI DATA PRODUCTS, INC.
Incorporated in the state of New Hampshire

BRITCO, INC.
Incorporated in the state of Texas

TBS PRINTWARE, INC.
Incorporated in the state of California

MINNESOTA WESTERN, INC.
Incorporated in the state of California

SOFTWARE SHOWCASE, INC.
Incorporated in the state of Georgia

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